Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports Financial Results for the First Quarter of 2024 Fiscal Year

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SAN ANTONIO–December 14, 2023–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm with longstanding experience in global markets and specialized sectors from gold mining to airlines, today reported operating income of $215,000 for the quarter ended September 30, 2023, on total revenues of $3.1 million. The Company recorded a net loss of $176,000, or $0.01 per share.

Average assets under management (AUM) for the three-month period ended September 30, 2023, were $2.1 billion, a decrease of $835 million, or 28%, from the same quarter a year earlier.

“The decline in assets was predominantly driven by the U.S. Global Jets ETF (NYSE: JETS), which saw net outflows totaling $668 million from January 2023 to September 2023 as mostly foreign investors, fearing a global recession, cut their exposure to ETFs,” says Frank Holmes, the Company’s CEO and Chief Investment Officer. “However, as I highlight below, trading activity in JETS has improved in the current December quarter as the price of crude oil has fallen below its 200-day moving average; airfare remains strong; and the rate of annual inflation has eased, suggesting that the Federal Reserve may be nearing the end of its monetary tightening policy.”

Total Shareholder Yield, Including Share Repurchases

Shareholder yield is a ratio that shows how much money shareholders receive from a company in the form of cash dividends, net share repurchases and debt reduction. For the 12 months ended September 30, 2023, the Company’s shareholder yield was 6.84%.1

During the three-month period, the Company purchased a total of 198,213 class A shares using cash of approximately $611,000. This is almost five times the number of shares that the Company repurchased during the same period a year earlier. The repurchase program has been in place since December 2012. The Company buys back stock on flat or down days.

1 The Company computes shareholder yield by adding the percentage of change in shares outstanding to the dividend yield for the 12 months ending September 30, 2023. The Company did not have debt; therefore, no debt reduction was included.

Global Airline Industry’s Historic Rebound

Nearly four years after the Covid-19 pandemic grounded planes and shocked the industry, Thanksgiving air travel in the U.S. set a new daily record for passenger numbers. On Sunday, November 26, 2023, the Transportation Security Administration (TSA) screened a record 2.9 million passengers, painting a picture of an industry on the cusp of a historic rebound.2

Delta Air Lines reported robust holiday travel demand and increasing corporate bookings, reflecting a bright end to 2023 and solid beginning to 2024. Speaking at the Morgan Stanley Global Consumer & Retail Conference, Delta CEO Ed Bastian doubled down on the carrier’s positive 2023 guidance, citing record revenues for the Thanksgiving holiday. Christmas bookings look to be “very, very strong,” Bastian said.3

On a related note, the International Air Transport Association (IATA) forecasts net profits of $25.7 billion for the global airline industry in 2024, with operating profits reaching a record $49.3 billion. North American carriers, which were first to return to profitability in 2022, are set to collect a combined $14.4 billion in profits, the IATA says.4

“The positive sentiment surrounding air travel has translated into higher AUM in JETS,” says Mr. Holmes. “In the fourth calendar quarter through Friday, December 8, 2023, JETS saw net inflows of $294 million, reversing a series of outflows in the first three quarters of the year.”

Interest Rates and Consumer Spending Impact on Luxury Stocks

In the quarter ended September 30, 2023, luxury stocks underwent a correction, which followed a period of consolidation in the second quarter and strong performance in the first quarter, primarily attributed to China’s reopening. The initial optimism that surrounded China’s reopening at the beginning of the year diminished rapidly as the country began to release weaker economic data, and the property sector continued to lag behind.

Additional factors that contributed to the correction in the luxury sector included rising interest rates and the depletion of pandemic stimulus measures, which resulted in a decrease in consumer spending. Notably, only the wealthiest 20% of Americans still retained excess pandemic savings, according to a Fed study.

“Despite the macro challenges, the global luxury market has demonstrated great resilience in 2023, generating an estimated €1.5 trillion (about $1.6 trillion) in sales. This marks an 8%-10% increase over 2022 and sets a new all-time sales record for the luxury industry, according to Bain & Company. Personal luxury goods were projected to hit €362 billion ($390 billion),5” Mr. Holmes continues. “Furthermore, I was pleased to see that our Global Luxury Goods Fund (USLUX) managed to beat the S&P Global Luxury Index for the quarter ended September 30, 2023.”

Healthy Liquidity and Capital Resources

As of September 30, 2023, the Company had net working capital of approximately $37.7 million, an increase of $246,000 from June 30, 2023. Total assets, including various corporate investments, stood at $54.1 million. With approximately $26.8 million in cash and cash equivalents, the Company has adequate liquidity to meet its current obligations, in addition to investments in our funds and convertible notes.

2 1 day, 3 million U.S. fliers: Holiday record is broken, with more jam-packed travel ahead. (2023, November 28). Los Angeles Times. https://www.latimes.com/california/story/2023-11-27/number-of-airline-passengers-traveling-for-thanksgiving-holiday-breaks-record

3 Delta Air Lines Morgan Stanley Global Consumer & Retail Conference. (2023). https://static.seekingalpha.com/uploads/sa_presentations/275/98275/original.pdf

4 Airlines Set to Earn 2.7% Net Profit Margin on Record Revenues in 2024. (n.d.). www.iata.org. https://www.iata.org/en/pressroom/2023-releases/2023-12-06-01/

5 D’Arpizio, C., & Levato, F. (2023, November 14). Global luxury market projected to reach €1.5 trillion in 2023, a new record for the sector, as consumers seek luxury experiences. Bain. https://www.bain.com/about/media-center/press-releases/2023/global-luxury-market-projected-to-reach-1.5-trillion-in-2023-a-new-record-for-the-sector-as-consumers-seek-luxury-experiences/

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	9/30/2023	9/30/2022
Operating Revenues	$3,133	$4,412
Operating Expenses	2,918	2,827
Operating Income	215	1,585

Total Other Income (Loss)	(456)	(1,399)
Income (Loss) Before Income Taxes	(241)	186

Income Tax Expense (Benefit)	(65)	133
Net Income (Loss)	$(176)	$53

Net Income (Loss) Per Share (Basic and Diluted)	$(0.01)	$0.00

Avg. Common Shares Outstanding (Basic)	14,465,510	14,948,688
Avg. Common Shares Outstanding (Diluted)	14,465,701	14,949,275

Avg. Assets Under Management (Billions)	$2.1	$2.9

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides investment management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com. Read it carefully before investing. U.S. Global mutual funds are distributed by Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser.

Past performance does not guarantee future results.

Total Annualized Returns as of 09/30/2023:

Fund	One-Year	Five-Year	Ten-Year	Since Inception	Expense Ratio
Global Luxury Goods Fund	22.89%	5.59%	5.66%	7.78% (10/17/94)	1.51%
S&P Global Luxury Index	20.47%	8.63%	7.76%	10.14% (08/31/2011	n/a

The performance data quoted represents past performance. Past performance does not guarantee future results. The investment return and principal value of an investment will fluctuate so that an investor's shares, when sold or redeemed, may be worth more or less than their original cost and current performance may be lower or higher than the performance quoted. Short term performance, in particular, is not a good indication of the fund’s future performance, and an investment should not be made based solely on returns. Performance does not include the effect of any direct fees described in the fund’s prospectus which, if applicable, would lower your total returns. Performance quoted for periods of one year or less is cumulative and not annualized. Obtain performance data current to the most recent month-end at www.usfunds.com or 1-800-US-FUNDS.

Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser. JETS, GOAU and SEA are distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS, GOAU and SEA. Foreside Fund Services, LLC and Quasar Distributors, LLC are affiliated.

Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the funds. Brokerage commissions will reduce returns. Stock markets can be volatile and share prices can fluctuate in response to sector-related and other risks as described in the fund prospectus. Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. Companies in the consumer discretionary sector are subject to risks associated with fluctuations in the performance of domestic and international economies, interest rate changes, increased competition and consumer confidence. The COVID-19 pandemic and the resulting actions to control or slow the spread has had a significant detrimental effect on the global and domestic economies, financial markets and industries, including airlines. U.S. Global Investors continues to monitor the impact of COVID-19, but it is too early to determine the full impact this virus may have on commercial aviation. Should this emerging macro-economic risk continue for an extended period, there could be an adverse material financial impact to the U.S. Global Jets ETF.

All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.

Fund holdings and allocations are subject to change at any time. Click to view fund holdings for JETS.

Please carefully consider a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a statutory and summary prospectus for JETS by clicking here. Read it carefully before investing.

Distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS.

The S&P Global Luxury Index is comprised of 80 of the largest publicly traded companies engaged in the production or distribution of luxury goods or the provision of luxury services that meet specific investibility requirements. It is not possible to invest in an index. The shareholder yield is a ratio that shows how much money the company is sending back to shareholders through a combination of dividends and share repurchases.